Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 2, Suite 700	Phone:	(866) 858-0482
Denver, CO 80202	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Public Offering of Common Units

DENVER—June 4, 2009—MarkWest Energy Partners, L.P. (NYSE: MWE) announced today that it is commencing a public offering of 2,900,000 common units.  The Partnership intends to use the net proceeds from the offering to partially fund its growth capital budget.  Pending that use, the Partnership intends to apply a portion of the net proceeds to pay down borrowings under its revolving credit facility.  The Partnership has granted Morgan Stanley a 30-day option to purchase a maximum of 435,000 additional common units to cover over-allotments, if any.

Morgan Stanley & Co. Incorporated will be the sole book-running manager for the offering.  The offering is being made only by means of a prospectus supplement and accompanying base prospectus.  A copy of the prospectus supplement and accompanying base prospectus associated with this offering may be obtained from Morgan Stanley by contacting Morgan Stanley & Co. Incorporated, Attn:  Prospectus Dept., 180 Varick Street, 2nd Floor, New York, New York  10014, prospectus@morganstanley.com, phone (866) 718-1649.

An electronic copy of the preliminary prospectus supplement and the accompanying base prospectus are available from the Securities and Exchange Commission’s (SEC) web site at http://www.sec.gov.  The common units are being offered pursuant to an effective shelf registration statement that the Partnership previously filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.